Exhibit 99.1

IMS Health Reports Fourth-Quarter and Full-Year 2015 Results, Issues Full-Year 2016 Guidance

  Revenue up 28.3 percent for the fourth quarter and 21.0 percent for the full year at constant currency
  Adjusted EBITDA up 16.8 percent for the fourth quarter and 11.2 percent for the full year at constant currency
  Adjusted Net Income up 11.8 percent in the fourth quarter and 24.6 percent for the full year at constant currency
  Adjusted Diluted EPS of $0.37 in the fourth quarter and $1.52 for the full year
  High teens cash tax rate guidance extended by two years through mid-2023

DANBURY, Conn.--(BUSINESS WIRE)--February 3, 2016--IMS Health Holdings, Inc. (“IMS Health”) (NYSE:IMS), a leading global provider of information and technology services to the healthcare and life sciences industries, today announced results for the quarter and full year ended December 31, 2015.

Fourth-Quarter 2015 Operating Results

Revenue for the fourth quarter of $812 million was up 28.3 percent on a constant currency basis and 19.7 percent on a reported basis compared with the fourth quarter of 2014. Excluding the impact of the acquisition of Cegedim’s CRM and Strategic Data businesses (“Cegedim Acquisition”), revenue was up 6.8 percent on a constant currency basis and up 0.7 percent on a reported basis, with the difference entirely due to the year-over-year strengthening of the U.S. dollar versus currencies in which the company transacts business.

The company’s revenue growth in the fourth quarter included a 47.3 percent increase in technology services revenue on a constant currency basis, up 37.9 percent on a reported basis, versus the same period last year. Information offerings revenue was up 12.4 percent on a constant currency basis and up 4.2 percent reported. Emerging markets revenue increased 32.0 percent in the fourth quarter at constant currency and 14.8 percent reported. Developed markets revenue grew 27.7 percent at constant currency and 20.6 percent reported.

Excluding the Cegedim Acquisition, technology services revenue increased 12.3 percent at constant currency and 7.2 percent reported. Information offerings revenue grew 2.1 percent on a constant currency basis and declined 4.8 percent on a reported basis.

Adjusted EBITDA of $232 million improved 16.8 percent at constant currency and 8.4 percent reported compared with the fourth quarter of 2014.

“We delivered another year of steady performance in our core IMS business, including our tenth consecutive quarter of double-digit constant currency revenue growth in technology services, continued resilience of our information business, and strong operating results,” said Ari Bousbib, chairman and CEO, IMS Health. “We are pleased with the progress of the Cegedim Acquisition integration and expect sustained top- and bottom-line growth in 2016 and beyond.”

Fourth-quarter 2015 net income was $29 million, compared with $8 million in last year’s fourth quarter. Adjusted Net Income for the fourth quarter was $125 million, up 11.8 percent on a constant currency basis and flat on a reported basis.

Diluted earnings per share was $0.09 in the fourth quarter, compared with $0.03 per share in the fourth quarter of 2014.

Adjusted Diluted Earnings per Share increased 14.6 percent at constant currency and 2.5 percent reported to $0.37 in the fourth quarter.

Full-Year 2015 Operating Results

Revenue for the year ended December 31, 2015 of $2,921 million increased 21 percent on a constant currency basis and 10.6 percent reported compared with 2014. Excluding the impact of the Cegedim Acquisition, revenue was up 5.8 percent on a constant currency basis and down 2.6 percent on a reported basis. Adjusted EBITDA of $886 million increased 11.2 percent at constant currency and 0.9 percent reported compared with 2014. Net income was $417 million, compared with a net loss of $189 million in the prior-year period, which included one-time IPO-related charges. Adjusted Net Income was $515 million, up 24.6 percent at constant currency and 13.5 percent reported from 2014. Diluted Earnings per Share was $1.23 for 2015, compared with a loss of $0.59 per share in 2014. Adjusted Diluted Earnings per Share increased 21.3 percent on a constant currency basis and 10.5 percent on a reported basis to $1.52, compared with $1.37 in the prior-year period.

Financial Position

As of December 31, 2015, cash and cash equivalents were $396 million and the principal amount of debt was $4,266 million, resulting in net debt of $3,870 million.

Cash Flow

Net cash provided by operating activities was $164 million in the fourth quarter, and $490 million for full-year 2015. Capital expenditures and additions to deferred software were $67 million in the quarter and $183 million for full-year 2015, up $16 million versus the prior year. Unlevered Free Cash Flow for the fourth quarter was $211 million, or 91 percent of Adjusted EBITDA. Full-year 2015 Unlevered Free Cash Flow was $628 million, or 71 percent of Adjusted EBITDA.

Share Repurchase

IMS Health repurchased $17 million of its stock during the fourth quarter of 2015, which brings the year-to-date total to $317 million. The company has a total of $233 million remaining for repurchase under the existing share repurchase authorization.

Cash Tax Guidance

IMS Health extends its high teens cash tax rate guidance by two additional years. The company now expects its cash tax rate to remain in the high teens through mid-2023.

2016 Full-Year Guidance

IMS Health expects constant currency results for full-year 2016 as follows: Revenue growth of 10 to 12 percent, Adjusted EBITDA growth of 7.5 to 9.5 percent, Adjusted Net Income growth of 6.5 to 8.5 percent and Adjusted Diluted Earnings per Share growth of 8.5 to 10.5 percent.

Assuming foreign exchange rates hold at current levels through the end of 2016, IMS Health expects reported revenue growth of 7.5 to 9.5 percent, Adjusted EBITDA growth of 6 to 8 percent, Adjusted Net Income growth of 0.5 to 2.5 percent and Adjusted Diluted Earnings per Share growth of 2.5 to 4.5 percent.

Constant Currency

IMS Health reports results in U.S. dollars, but does business on a global basis. Exchange rate fluctuations affect the U.S. dollar value of foreign currency revenue and expenses and may have a significant effect on reported results. The discussion of IMS Health’s financial results in this release includes comparisons with the prior year in constant currency terms, using consistent exchange rates. Management believes this information facilitates comparison of underlying results over time.

Non-GAAP Measures

This release presents certain “non-GAAP Measures” and other statistical measures, including Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted Earnings per Share and Unlevered Free Cash Flow, because management believes these measures provide additional information regarding the company’s performance and its ability to service debt. In addition, management believes that these measures are useful to assess the company’s operating performance trends because they exclude certain material non-cash items, unusual or non-recurring items that are not expected to continue in the future, and certain other items. The non-GAAP Measures are not presented in accordance with U.S. GAAP, and IMS Health’s computation of these non-GAAP Measures may vary from those used by other companies. These measures have limitations as an analytical tool, and should not be considered in isolation or as a substitute or alternative to net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other measures of operating performance, liquidity or indebtedness derived in accordance with GAAP. Reconciliations of these non-GAAP Measures to the most directly comparable GAAP Measures and related notes are presented at the end of this release.

The non-GAAP Measures used in our full-year guidance will differ from U.S. GAAP net income, earnings per share and net cash used in operating activities, respectively, in ways similar to those described in the reconciliations at the end of this press release.

Conference Call and Webcast

IMS Health’s management team will host a conference call and webcast to discuss the company’s fourth-quarter and full-year 2015 results at 9:00 a.m. Eastern Time on Wednesday, February 3, 2016. The audio and slide presentation for the call can be accessed live by webcast on IMS Health’s Investor Relations website at http://ir.imshealth.com. The discussion also will be available by dialing +1-800-926-7891 in the U.S. and Canada, or +1-212-231-2903 for international callers. A replay of the webcast will be available on the company’s Investor Relations site at http://ir.imshealth.com following the live call.

Forward-looking Statements

Reported numbers are preliminary and not final until the filing of IMS Health’s Annual Report on Form 10-K for the year ended December 31, 2015 with the Securities and Exchange Commission and, therefore, remain subject to adjustment. This press release includes “forward-looking statements” including statements regarding future financial and operating results, especially those set forth under the heading “Full-Year Guidance.” The words “guidance,” “ongoing,” “believes,” “expects,” “may,” “will” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are not guarantees that the future results, plans, intentions or expectations expressed or implied will be achieved. Matters subject to forward-looking statements involve known and unknown risks and uncertainties, including regulatory, competitive and other factors, which may cause actual financial or operating results or the timing of events to be materially different than those expressed or implied by forward-looking statements. Important factors that could cause or contribute to such differences include, but are not limited to: imposition of restrictions on our use of data by data suppliers or their refusal to license data to us; failure to meet our productivity objectives; failure to successfully invest in growth opportunities; imposition of restrictions on our current and future activities under data protection and privacy laws; breaches or misuse of our or our outsourcing partners’ security or communications systems; hardware and software failures, delays in the operation of our computer and communications systems or the failure to implement system enhancements; consolidation in the industries in which our clients operate; our ability to protect our intellectual property rights and our susceptibility to claims by others that we are infringing on their intellectual property rights; the risks associated with operating on a global basis, including fluctuations in the value of foreign currencies relative to the U.S. dollar, and the ability to successfully hedge such risks; general economic conditions in the markets in which we operate, including financial market conditions; our ability to successfully integrate Cegedim’s Customer Relationship Management and Strategic Data businesses, and the other factors set forth in the “Risk Factors” section included in Part I, Item 1A of our most recent annual report on Form 10-K on file with the SEC and any subsequent SEC filings. We undertake no obligation to publicly update any forward-looking statements whether as a result of new information, future developments or otherwise.

About IMS Health

IMS Health is a leading global information and technology services company providing clients in the healthcare industry with end-to-end solutions to measure and improve their performance. Our 7,500 services experts connect configurable SaaS applications to 10+ petabytes of complex healthcare data in the IMS One™ cloud platform, delivering unique insights into diseases, treatments, costs and outcomes. The company’s 15,000 employees blend global consistency and local market knowledge across 100 countries to help clients run their operations more efficiently. Customers include pharmaceutical, consumer health and medical device manufacturers and distributors, providers, payers, government agencies, policymakers, researchers and the financial community.

As a global leader in protecting individual patient privacy, IMS Health uses anonymous healthcare data to deliver critical, real-world disease and treatment insights. These insights help biotech and pharmaceutical companies, medical researchers, government agencies, payers and other healthcare stakeholders to identify unmet treatment needs and understand the effectiveness and value of pharmaceutical products in improving overall health outcomes. Additional information is available at www.imshealth.com.

IMSFIN

Table 1 IMS Health Holdings, Inc. Income Statement (Preliminary and unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions, except per share data)	2015	2014	2015	2014
Revenue	$812	$678	$2,921	$2,641
Information	382	366	1,483	1,515
Technology services	430	312	1,438	1,126
Operating costs of information, exclusive of
depreciation and amortization	173	163	666	665
Direct and incremental costs of technology services,
exclusive of depreciation and amortization	222	150	750	573
Selling and administrative expenses, exclusive of
depreciation and amortization	214	164	712	721
Depreciation and amortization	77	110	341	441
Severance, impairment and other charges	38	4	88	33
Operating Income	88	87	364	208
Interest income	2	1	3	4
Interest expense	(45)	(40)	(169)	(221)
Other income (loss), net	3	5	19	(276)
Non-Operating Loss, Net	(40)	(34)	(147)	(493)
Income (loss) before income taxes	48	53	217	(285)
(Provision for) benefit from income taxes	(19)	(45)	200	96
Net Income (Loss)	$29	$8	$417	$(189)
Earnings (Loss) per Share Attributable to
Common Shareholders:
Basic	$0.09	$0.03	$1.26	$(0.59)
Diluted	$0.09	$0.03	$1.23	$(0.59)
Weighted-Average Common Shares
Outstanding:
Basic	328.7	333.8	331.0	319.0
Diluted	336.1	344.4	339.3	319.0

Table 2 IMS Health Holdings, Inc. Condensed Balance Sheet (Preliminary and unaudited)

	December 31,	December 31,
(in millions)	2015	2014
Assets:
Cash and cash equivalents	$396	$390
Restricted cash	10	24
Accounts receivable, net	508	330
Property, plant and equipment, net	167	153
Computer software, net	309	258
Goodwill & other identifiable intangibles, net	5,781	5,559
Other current & long-term assets	288	382
Total Assets	$7,459	$7,096

Liabilities and Shareholders’ Equity:
Liabilities:
Accounts payable, accrued & other current liabilities, and
deferred revenues	$974	$735
Postretirement and postemployment benefits	109	95
Long-term deferred tax and other liabilities	609	985
Debt	4,195	3,739
Total Liabilities	5,887	5,554

Shareholders’ Equity:
Total Shareholders’ Equity	1,572	1,542

Total Liabilities and Shareholders’ Equity	$7,459	$7,096

Table 3 IMS Health Holdings, Inc. Condensed Statement of Cash Flows (Preliminary and unaudited)

	Twelve Months Ended
	December 31,
(in millions)	2015	2014
Cash Flows from Operating Activities:
Net Income (Loss)	$417	$(189)
Adjustments to Reconcile Net Income (Loss) to Net Cash
Provided by Operating Activities:
Depreciation and amortization	341	441
Deferred income taxes	(294)	(189)
Non-cash stock-based compensation charges	25	58
Loss on Venezuela remeasurement	7	49
Other	(10)	108
Change in assets and liabilities, excluding effects from
acquisitions and dispositions:
Changes in current assets and liabilities	9	(130)
Changes in long-term assets and liabilities	(5)	(38)
Net Cash Provided by Operating Activities	490	110

Cash Flows from Investing Activities:
Capital expenditures	(52)	(72)
Additions to computer software	(131)	(95)
Payments for acquisitions of businesses, net of cash acquired	(541)	(58)
Other	8	(16)
Net Cash Used in Investing Activities	(716)	(241)

Cash Flows from Financing Activities:
Proceeds from initial public offering, net of costs	—	987
Other financing activities	262	(1,110)
Net Cash Provided by (Used in) Financing Activities	262	(123)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(30)	(81)
Increase (Decrease) in Cash and Cash Equivalents	6	(335)
Cash and Cash Equivalents, Beginning of Period	390	725
Cash and Cash Equivalents, End of Period	$396	$390

Table 4 IMS Health Holdings, Inc. Net Income (Loss) to Adjusted EBITDA Reconciliation (Preliminary and unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)	2015	2014	2015	2014
Net Income (Loss)	$29	$8	$417	$(189)
Provision for (benefit from) income taxes	19	45	(200)	(96)
Other (income) loss, net	(3)	(5)	(19)	276
Interest expense	45	40	169	221
Interest income	(2)	(1)	(3)	(4)
Depreciation and amortization	77	110	341	441
Deferred revenue purchase accounting
adjustments	4	1	10	4
Stock-based compensation related charges(1)	7	6	28	58
Restructuring and related charges(2)	38	5	91	39
Acquisition-related charges(3)	18	5	51	24
Sponsor monitoring fees(3)	—	—	—	74
Non-executive phantom SARs compensation
expense(4)	—	—	—	30
Secondary offering expenses	—	—	1	—
Adjusted EBITDA	$232	$214	$886	$878
Depreciation and amortization	(33)	(36)	(136)	(130)
Interest expense, net	(43)	(39)	(166)	(217)
Royalty hedge gains	3	5	23	6
Cash tax payments, net of refunds	(34)	(19)	(92)	(83)
Adjusted Net Income	$125	$125	$515	$454

(1)	Stock-based compensation related charges are included in Operating costs of information, Direct and incremental costs of technology services and Selling and administrative expenses as follows:
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2015	2014	2015	2014
Operating costs of information	$—	$—	$2	$6
Direct and incremental costs of technology services	—	—	2	5
Selling and administrative expenses	7	6	24	47
(2)

Restructuring and related charges includes severance and impairment charges and the cost of employee and third-party charges related to dual running costs for knowledge transfer activities. Dual running costs for knowledge transfer activities of $1 million and $3 million for the three and twelve months ended December 31, 2015 and $2 million and $6 million for the three and twelve months ended December 31, 2014, respectively, are primarily included in Operating costs of information. Twelve months ended December 31, 2014 excludes accelerated depreciation and amortization of $7 million related to a real estate transaction in the three months ended June 30, 2014.

(3)	Acquisition-related charges and Sponsor monitoring fees are included primarily in Selling and administrative expenses.
(4)

Non-executive phantom SARs compensation expense of $10 million and $20 million for the twelve months ended December 31, 2014 are included in Operating costs of information and Selling and administrative expenses, respectively.

Table 5 IMS Health Holdings, Inc. Net Income (Loss) to Adjusted Net Income Reconciliation (Preliminary and unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions, except per share data)	2015	2014	2015	2014
Net Income (Loss)	$29	$8	$417	$(189)
Provision for (benefit from) income taxes	19	45	(200)	(96)
Amortization associated with purchase accounting	44	74	205	304
Deferred revenue purchasing accounting
adjustments	4	1	10	4
Stock-based compensation related charges(1)	7	6	28	58
Restructuring and related charges(2)	38	5	91	46
Acquisition-related charges(3)	18	5	51	24
Sponsor monitoring fees(3)	—	—	—	74
Non-executive phantom SARs compensation
expense(4)	—	—	—	30
Secondary offering expenses	—	—	1	—
Other (income) loss, net	(3)	(5)	(19)	276
Adjusted Pre Tax Income	$156	$139	$584	$531
Royalty Hedge Gains	3	5	23	6
Cash tax payments, net of refunds	(34)	(19)	(92)	(83)
Adjusted Net Income	$125	$125	$515	$454

Adjusted Earnings per Share Attributable to
Common Shareholders:
Basic	$0.38	$0.37	$1.56	$1.42
Diluted	$0.37	$0.36	$1.52	$1.37
Weighted-Average Common Shares
Outstanding:
Basic	328.7	333.8	331.0	319.0
Diluted	336.1	344.4	339.3	330.3

(1)	Stock-based compensation related charges are included in Operating costs of information, Direct and incremental costs of technology services and Selling and administrative expenses as follows:
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2015	2014	2015	2014
Operating costs of information	$—	$—	$2	$6
Direct and incremental costs of technology services	—	—	2	5
Selling and administrative expenses	7	6	24	47
(2)

Restructuring and related charges includes severance and impairment charges and the cost of employee and third-party charges related to dual running costs for knowledge transfer activities. Dual running costs for knowledge transfer activities of $1 million and $3 million for the three and twelve months ended December 31, 2015 and $2 million and $6 million for the three and twelve months ended December 31, 2014, respectively, are primarily included in Operating costs of information. Twelve months ended December 31, 2014 includes accelerated depreciation and amortization of $7 million related to a real estate transaction in the three months ended June 30, 2014.

(3)	Acquisition-related charges and Sponsor monitoring fees are included primarily in Selling and administrative expenses.
(4)

Non-executive phantom SARs compensation expense of $10 million and $20 million for the twelve months ended December 31, 2014 are included in Operating costs of information and Selling and administrative expenses, respectively.

Table 6 IMS Health Holdings, Inc. Net Cash Provided by Operating Activities to Unlevered Free Cash Flow (Preliminary and unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)	2015	2014	2015	2014
Net Cash Provided by Operating Activities	$164	$147	$490	$110
Capital expenditures	(23)	(13)	(52)	(72)
Additions to computer software	(44)	(25)	(131)	(95)
Free Cash Flow	$97	$109	$307	$(57)
Cash interest payments	52	47	158	243
Cash tax payments, net of refunds	34	19	92	83
Acquisition-related charges(1)	18	5	51	24
Sponsor monitoring fees(1)	—	—	—	74
Non-executive phantom SARs compensation
expense (2)	—	—	—	30
Secondary offering expenses	—	—	1	—
Debt extinguishment make-whole payments	—	—	—	151
Severance, transaction & other payments	14	6	43	26
FX hedge (receipts) payments	(4)	(4)	(24)	2
Unlevered Free Cash Flow	$211	$182	$628	$576

(1)	Acquisition-related charges and Sponsor monitoring fees are included primarily in Selling and administrative expenses.
(2)

Non-executive phantom SARs compensation expense of $10 million and $20 million for the twelve months ended December 31, 2014 are included in Operating costs of information and Selling and administrative expenses, respectively.

Table 7 IMS Health Holdings, Inc. Non-GAAP Adjustments By Income Statement Line Items (Preliminary and Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)	2015	2014	2015	2014
Non-GAAP adjustments included in:
Operating costs of information, exclusive of
depreciation and amortization	$1	$2	$4	$21
Direct and incremental costs of technology
services, exclusive of depreciation and amortization	2	1	4	5
Selling and administrative expenses, exclusive of
depreciation and amortization	23	10	76	165

CONTACT:
IMS Health Holdings, Inc.
Investor Relations
Tom Kinsley, +1-203-448-4691
tkinsley@imshealth.com
or
Media Relations
Tor Constantino, +1-484-567-6732
tconstantino@us.imshealth.com